SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                _________________

                               AMENDMENT NO. 1 TO
                           STATEMENT ON SCHEDULE 14D-1

       Amendment to Tender Offer Statement Pursuant To Section 14(d)(1) of
                       the Securities Exchange Act of 1934
                                _________________

                         PUBLIC STORAGE PARTNERS II, LTD.
                            (Name of Subject Company)
                                _________________

                               Public Storage, Inc.
                                 B. Wayne Hughes
                                    (Bidder)
                                _________________

                      Units of Limited Partnership Interest
                         (Title of Class of Securities)
                                _________________

                                      NONE
                      (CUSIP Number of Class of Securities)
                                _________________

                                 DAVID GOLDBERG
                             Storage Equities, Inc.
                      600 North Brand Boulevard, Suite 300
                         Glendale, California 91203-1241
                                 (818) 244-8080
           (Name, Address and Telephone Number of Person Authorized to
             Receive Notices and Communications on Behalf of Bidder)
                                _________________


   Item 11.    Material to be filed as Exhibits.
               ---------------------------------

               See Exhibit Index contained herein.


                                    SIGNATURE

               After due inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

   Dated:  September 28, 1995              PUBLIC STORAGE, INC.

                                          By: /S/ B. WAYNE HUGHES
                                              --------------------
                                              B. Wayne Hughes
                                              President


                                          /S/ B. WAYNE HUGHES
                                          ------------------------
                                          B. Wayne Hughes


                                  Exhibit Index

      Exhibit No.

      a.    1      Offer to Purchase dated August 30, 1995.  Previously
                   filed.

            2      Letter of Transmittal.  Previously filed.

            3      Form of letters to Unitholders.  Previously filed.

            4      Supplement dated September 29, 1995.  Attached hereto.

      b.    1      Credit Agreement by and between the Company and Wells
                   Fargo Bank, National Association dated as of March 1, 1994
                   (the "Credit Agreement").  Filed with the Company's Tender
                   Offer Statement on Schedule 14D-1 relating to Public
                   Storage Properties IV, Ltd. filed on March 3, 1995 and incorporated herein by reference.

            2 First Amendment to Credit Agreement dated as of July 1, 1994. Filed with the Company's Tender Offer Statement on
                   Schedule 14D-1 relating to Public Storage Properties IV, Ltd. filed on March 3, 1995 and incorporated herein by reference.